Exhibit 99.1

NEWS RELEASE

Green Plains Completes Sale of Agribusiness Assets

OMAHA, NEB. (GLOBE NEWSWIRE) – December 3, 2012 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announces today that it has completed the previously-announced sale of 12 grain elevators located in northwestern Iowa and western Tennessee to The Andersons, Inc. (NASDAQ:ANDE). The sale included approximately 32.6 million bushels of the Company’s reported agribusiness grain storage capacity and all of its agronomy and retail petroleum operations. Green Plains expects to report a pre-tax gain from this sale in the fourth quarter of 2012 of approximately $46 million.

XMS Capital Partners served as financial advisor to Green Plains in the transaction.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, which markets and distributes approximately one billion gallons of renewable motor fuel annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains Renewable Energy, Inc. (402) 884-8700